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                                                                    EXHIBIT 99.2

Company Press Release

SOURCE: Santa Fe Snyder Corporation

SANTA FE SNYDER ANNOUNCES $210 MILLION ACQUISITION OF DEEPWATER GULF OF MEXICO OIL AND GAS INTERESTS FROM SHELL

Santa Fe Snyder's First Major Transaction Since Merger Will Significantly Enhance Production and Long-Term Development Potential in the Gulf of Mexico

HOUSTON, July 19 /PRNewswire/ -- Santa Fe Snyder Corporation (NYSE: SFS - news) today announced it has signed definitive agreements to acquire working interests in four Shell Deepwater Development, Inc. Gulf of Mexico discoveries, as well as unexplored acreage on some adjacent blocks in a $210 million transaction. Santa Fe Snyder estimates that the acquisition would add production of 11,500 Barrels of oil equivalent per day next year.

Under terms of the agreement, Santa Fe Snyder will acquire portions of Shell's working interests in the Macaroni Field located in the Auger Basin in Garden Banks and the Angus Complex located near the Bullwinkle, Troika and Brutus fields in Green Canyon. Shell will retain a majority working interest and continue as operator.

Both the Macaroni and Angus areas are currently in development, and production is expected to begin from both later in 1999. Santa Fe Snyder's working interests will range from 15 percent to 49 percent. Closing is expected to occur by early August, with the Angus Field acquisition subject to the waiver of a third-party preferential right to purchase.

"This transaction offers substantial upside exploration and continuing development potential in the Gulf of Mexico and will make a significant contribution to our production, reserves, cash flow and earnings per share," said Santa Fe Snyder Chief Executive Officer James L. Payne. "In addition to the future development upside, the area of mutual interest with Shell will give us the opportunity to explore the sub-basins surrounding the fields."


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Santa Fe Snyder estimates a production and reserve mix of 78 percent oil and 22 percent natural gas for the acquired properties. The fields are in water depths of 1,400 to 3,700 feet. Production from the fields in 2000 is expected to be 9,000 barrels of oil per day and 14.5 million cubic feet of gas per day to Santa Fe Snyder's interest. The reported transaction value includes Santa Fe Snyder's share of the cost to bring the fields on production in 1999.

"This is the first major acquisition by the new Santa Fe Snyder since our merger was approved by shareholders just two months ago, and I think it clearly demonstrates the synergies of that combination," said Chairman John C. Snyder. "This transaction adds to the momentum of our growing Gulf of Mexico operations and underscores our ongoing commitment to transforming Santa Fe Snyder into a leading competitor in the industry."

The Company expects to finance the transaction with a combination of equity and a forward sale of crude oil production. Goldman, Sachs & Co. and Credit Suisse First Boston Corporation will manage the equity offering. The equity may only be offered by means of a prospectus, copies of which may be obtained from the underwriting group.

Santa Fe Snyder Corporation is a large independent oil and gas exploration and production company with operations in the United States, Southeast Asia, South America and West Africa. Its common stock trades on the New York Stock Exchange under the symbol SFS.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Any references to estimated exploration and development success, earnings, cash flow, production, reserves, or capitalization reflect the Company's current views and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K/A.

A registration statement relating to the equity securities described above has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell nor a solicitation to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.